SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Home Products International, Inc.

(Name of Registrant as Specified In Its Certificate)

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HOME PRODUCTS INTERNATIONAL, INC.

4501 West 47th Street

Chicago, Illinois 60632

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 28, 2003

To the Stockholders of Home Products International, Inc.:

The Annual Meeting of Stockholders of Home Products International, Inc. a Delaware corporation (the “Company”), will be held on Wednesday, May 28, 2003 at 9:00 a.m., local time, at the Company’s Corporate Offices, 4501 West 47th Street, Chicago, IL 60632 for the following purposes, as more fully described in the accompanying Proxy Statement.

1.	To elect five (5) directors for the next year.

2.	To transact such other business as may properly come before the annual meeting.

Stockholders of record of the Company’s common stock at the close of business on April 9, 2003, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting, also as more fully described in the Proxy Statement.

All stockholders are cordially invited to attend the meeting. Those who cannot attend are urged to sign, date and otherwise complete the enclosed proxy and return it promptly in the postage paid envelope provided. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. Any stockholder giving a proxy has the right to revoke it at any time before the final vote at the Annual Meeting.

For the Board of Directors,

James R. Tennant

Chairman of the Board

Chicago, Illinois

April 21, 2003

Your vote is important. Please promptly mark, date, sign and return your proxy in the enclosed envelope or follow the instructions on the proxy card to vote by telephone or over the Internet.

HOME PRODUCTS INTERNATIONAL, INC.

4501 West 47th Street

Chicago, Illinois 60632

PROXY STATEMENT

Approximate date proxy material

intended to be first sent to stockholders:

April 21, 2003

The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Home Products International, Inc., a Delaware corporation (the “Company”), to be held on Wednesday, May 28, 2003, at 9:00 a.m., local time, at our principal executive offices at 4501 West 47th Street, Chicago, IL 60632 (the “Meeting”), for the purposes stated in the attached Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION

Solicitation of Proxies

A form of proxy is being furnished herewith by the Company to each stockholder entitled to vote at the Meeting and, in each case, such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The Company will pay the entire cost of soliciting these proxies. Solicitation will be made by mail, and may also be made by telephone, facsimile, electronic mail, telegram or personal interview by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy solicitation material to beneficial owners of the Company’s common stock.

Authority Conferred by Proxies

The shares represented by proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted: FOR the election of all nominee directors specified herein. As to the other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and one is a director and executive officer of the Company and the other is an executive officer of the Company.

How You Can Vote

You may attend the Meeting and vote your shares in person. You also may choose to submit your proxies by any of the following methods:

•	Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, 7 days a week and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	Voting by Internet. You can also vote through the Internet by signing on to the web site identified on the proxy card and following the procedures described in the web site. Internet voting is available 24 hours a day, 7 days a week and the procedures are designed to authenticate votes cast by using a personal control number located on the proxy card. The procedures allow you to appoint a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder) you must either direct the record holder of your shares how to vote your shares or obtain a proxy, executed in your favor, from the record holder to be able to vote at the Meeting.

Revocability of Proxies

Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time before the final vote at the Meeting by: (i) a later dated proxy card, duly executed and delivered or presented at the Meeting; (ii) voting by telephone or using the Internet (your latest telephone or Internet proxy is counted); (iii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iv) attendance at the Meeting and voting in person.

Voting Securities and Record Date

The Company’s voting securities consist of one class of common stock, par value $0.01 per share (the “common stock”), and one class of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Company had 7,858,802 issued and outstanding shares of common stock and no shares of Preferred Stock issued and outstanding as of the close of business on April 9, 2003 (the “Record Date”). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of common stock is entitled to one vote. Representation at the Meeting by the holders of one-third of the shares of common stock outstanding on the Record Date, either in person or by proxy, will constitute a quorum.

Votes for, against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum. For the election of directors, the five nominees who receive the most votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of such election.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information as of April 9, 2003 (unless otherwise noted) with respect to the beneficial ownership of the Company’s issued and outstanding common stock by:

•	each stockholder known by the Company to be the beneficial owner of more than 5% of its common stock,
•	each director and nominee for director,
•	each executive officer named in the Summary Compensation Table; and
•	all of the directors and executive officers as a group.

The beneficial ownership of common stock set forth in this table is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after April 9, 2003 are considered outstanding, while these shares are not considered outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Percent of Class
J.P. Morgan Partners (SBIC), LLC(1)	1,274,472	16.2%
Samstock/SIT, LLC and Zell General Partnership, Inc.(2)	664,000	8.4
Dimensional Fund Advisors, Inc(3)	480,650	6.1
Charles R. Campbell(4)	58,073	*
Marshall Ragir(5)	385,930	4.9
Jeffrey C. Rubenstein(6),(7)	214,091	2.7
Daniel B. Shure(8)	61,219	*
Joel D. Spungin(9)	55,489	*
James R. Tennant(10)	708,538	8.7
James E. Winslow(11)	139,026	1.8
All directors and executive officers as a group (10 persons)(12)	1,659,573	19.6

*	Represents beneficial ownership of less than 1% of the outstanding common stock

(1)	Based on a Form 4 statement of changes in beneficial ownership filed with the SEC on March 6, 2003 by J.P. Morgan Partners (SBIC), LLC (formerly known as Chase Venture Capital Associates, LLC), a Delaware limited liability company whose principal business office is located at 1221 Avenue of the Americas, New York, New York 10020.

(2)	As reported in a statement on Schedule 13D filed with the SEC on January 11, 2002 by Samstock/SIT, LLC, a Delaware limited liability company (“Samstock/SIT”), and Zell General Partnership, Inc., an Illinois corporation (“ZGP”). The sole member of each of Samstock/SIT and ZGP is Sam Investment Trust, an Illinois trust (“SIT”), formed for the benefit of Samuel Zell and members of his family. The sole trustee of SIT is Chai Trust Company, LLC, an Illinois limited liability company. Samstock/SIT has sole voting and dispositive power with respect to 650,720 shares and ZGP has sole voting and dispositive power with respect to 13,280 shares. The principle business office of Samstock/SIT and ZGP is located at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.

(3)	As reported in a statement on Schedule 13G filed with the SEC on February 3, 2003 by Dimensional Fund Advisors, Inc. (“DFA”), DFA beneficially owns 480,650 shares as a result of acting as an investment adviser for registered investment companies. DFA and the various accounts to which it is an adviser have shared power to vote and dispose of all such shares. DFA expressly disclaims that it is in fact the beneficial owner of such shares. DFA’s address is 1299 Ocean Avenue, 11th floor, Santa Monica, California 90401.

(4)	Includes 33,334 shares of common stock which may be purchased by Mr. Campbell upon exercise of currently exercisable options.

(5)	Includes 162,000 shares of common stock beneficially owned by the Ragir Foundation with respect to which Mr. Ragir, in his capacity as a director, exercises shared voting and investment power. Mr. Ragir expressly disclaims that he is, in fact, the beneficial owner of such shares. The number of shares reported in the table also includes 66,993 shares of common stock beneficially owned by the Meyer J. Ragir Family Irrevocable Trust — Marshall Ragir Separate Trust and 15,190 shares of common stock beneficially owned by the MJR/NLR Gift Trust — Marshall Ragir Separate Trust with respect to which Mr. Ragir, in his capacity as a co-trustee, exercises shared voting and investment power. Includes 33,334 shares of common stock which may be purchased by Mr. Ragir upon exercise of currently exercisable options.

(6)

Mr. Rubenstein is co-trustee of five separate trusts and, in such capacities, exercises shared voting and investment power with respect to the shares of common stock beneficially owned by the five separate trusts. The five trusts, and the respective number of shares held by each, are as follows: MJR/NLR Gift Trust—

Judith Ragir Separate Trust (15,189 shares); MJR/NLR Gift Trust—Robert Ragir Separate Trust (13,985 shares); MJR/NLR Gift Trust—Marshall Ragir Separate Trust (15,190 shares); Meyer J. Ragir Family Irrevocable Trust—Judith Ragir (16,500 shares); and Meyer J. Ragir Family Irrevocable Trust—Marshall Ragir Separate Trust (66,993 shares). All five trusts are collectively referred to herein as the “Ragir Trusts”. None of the Ragir Trusts individually owns more than 1% of the common stock of the Company. Mr. Rubenstein, as co-trustee of the Ragir Trusts, exercises either sole or shared voting and investment power with respect to 127,857 shares of common stock. Mr. Rubenstein expressly disclaims that he is, in fact, the beneficial owner of all such shares.

(7)	Includes 33,334 shares of common stock which may be purchased by Mr. Rubenstein upon exercise of currently exercisable options. Also includes 1,000 shares held by Mr. Rubenstein’s wife with respect to which Mr. Rubenstein disclaims beneficial ownership.

(8)	Includes 33,334 shares of common stock which may be purchased by Mr. Shure upon exercise of currently exercisable options and 14,584 shares of common stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan. Also includes 2,500 shares held by Mr. Shure’s children with respect to which Mr. Shure disclaims beneficial ownership.

(9)	Includes 33,334 shares of common stock which may be purchased by Mr. Spungin upon exercise of currently exercisable options and 17,115 shares of common stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan.

(10)	Includes 200,100 shares of common stock which may be purchased by Mr. Tennant upon exercise of currently exercisable options. Includes 373,333 restricted shares of common stock and 40,810 shares of common stock to be issued under the Company’s Executive Incentive Plan.

(11)	Includes 43,850 shares of common stock which may be purchased by Mr. Winslow upon exercise of currently exercisable options. Includes 54,167 restricted shares of common stock and 15,315 shares of common stock to be issued under the Company’s Executive Incentive Plan.

(12)	Includes 490,896 shares of common stock which may be purchased upon exercise of currently exercisable options, 427,500 restricted shares of common stock, 77,436 shares of common stock subject to the Company’s Executive Incentive Plan and 31,699 shares of common stock deferred pursuant to the Company’s 1999 Directors’ Restricted Stock Plan.

EQUITY COMPENSATION PLAN INFORMATION

All equity compensation plans under which our common stock is reserved for issuance have previously been approved by our stockholders. The following table provides summary information as of December 28, 2002 for all of our stock option plans.

	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options and Warrants (a) (1)	Weighted Average Exercise Price of Outstanding Stock Options and Warrants (b)	Number of Shares of Common Stock Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column (a)) (c) (2)
Equity Compensation Plans Approved by Securityholders	1,030,720	$3.12	1,048,574
Equity Compensation Plans Not Approved by Securityholders	None	None	None
Total	1,030,720	$3.12	1,048,574

(1)	Includes 572,500 shares subject to outstanding awards under the 1999 Performance Incentive Plan, and 458,220 shares subject to outstanding awards under the 1994 and prior stock option plans.
(2)	Includes 114,950 shares subject to outstanding awards under the 1998 Executive Incentive Plan and 63,460 shares available for future issuance under the 1999 Directors Restricted Stock Plan. Does not include Employee Stock Purchase Plan. At December 28, 2002, 416,340 shares were available for future issuance under the Employee Stock Purchase Plan.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s by-laws, the Board of Directors has adopted a resolution fixing the number of directors at five. Directors elected at the annual meeting of stockholders will hold office until the next annual meeting or until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the five nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees have served as directors since the last annual meeting. The proxies cannot be voted for a greater number of persons than the number of nominees named. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cast such votes is included in the proxy. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting in person or by proxy shall be the act of the stockholders.

Nominees for Directors

Information regarding each of the Board’s nominees for election as directors is set forth below. There are no family relationships among any of the Company’s directors or executive officers.

Charles R. Campbell, age 63, has served as a director of the Company since September 1994. Since 1996 Mr. Campbell has been a principal with the Everest Group, a management consulting firm. From 1995 to 1996, Mr. Campbell was President of C. R. Campbell & Associates, a management consulting firm. From 1985 to 1995, Mr. Campbell was Senior Vice President, Chief Financial and Administrative Officer of Federal Signal Corporation, a diversified manufacturer of capital goods. Mr. Campbell is a director of Federal Signal Corporation, a publicly held company.

Jeffrey C. Rubenstein, age 61, has served as a director of the Company since September 1986. Since 1991, Mr. Rubenstein has been a senior principal with the law firm of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., an Illinois professional corporation, which is counsel to the Company. Mr. Rubenstein is a director of Vita Food Products, Inc., a publicly held company, and a number of privately held companies.

Daniel B. Shure, age 45, has served as a director of the Company since December 1994. Since 1988, Mr. Shure has been President and Chief Executive Officer of Strombecker Corporation, an international toy manufacturer and distributor. From February 2002, Mr. Shure has also served as Chairman of the Board of Strombecker Corporation. Mr. Shure is a director of several privately held companies.

Joel D. Spungin, age 64, has served as a director of the Company since September, 1996. Since 1995, Mr. Spungin has been President of DMS Enterprises, a management advisory and investment company. Mr. Spungin has been Chairman Emeritus of United Stationers, Inc. since 1994. From 1981 to 1995, Mr. Spungin was employed by United Stationers, Inc., a publicly held company, in various capacities with his final position being Chairman of the Board and Chief Executive Officer. Mr. Spungin is a director of AAR Corporation, a publicly held company.

James R. Tennant, age 50, has served as Chairman of the Board and Chief Executive Officer of the Company since April 1994. Mr. Tennant has been a director of the Company since December 1992. From 1982 to 1994, Mr. Tennant was Division President of True North Communications, an international marketing services company. Mr. Tennant is a director of Hines Horticulture, Inc., a publicly held company, and a number of privately held companies.

Meetings and Committees of the Board of Directors

The Board of Directors met eight times during the 2002 fiscal year. There are three standing committees of the Board: an Audit Committee, a Compensation Committee and a Nominating Committee. During the last fiscal year, all of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

The table below provides membership and meeting information for each of the Board committees in fiscal 2002.

Name	Audit		Executive Compensation		Nominating
Charles R. Campbell	X	*
Marshall Ragir (1)			X		X
Jeffrey C. Rubenstein (2)	X		X
Daniel B. Shure	X				X
Joel D. Spungin (3)	X		X	*
James R. Tennant					X	*
2002 Meetings	3		2		1

*	Committee Chairman
(1)	Not standing for re-election.
(2)	Resigned from Audit Committee in August 2002. See “Audit Committee Report” below for additional information.
(3)	Appointed to Audit Committee in April 2003. See “Audit Committee Report” below for additional information.

The Audit Committee

The Audit Committee oversees the activities of the Company’s independent auditors. The Audit Committee:

•	Reviews with the independent auditors each year the audit scope and approach;

•	Reviews accounting and reporting issues, problems or difficulties raised by the independent auditors;

•	Reviews the Company’s system of internal controls;

•	Questions management and the independent auditors about significant risks and exposures and the plans to minimize them;

•	Reviews the Company’s financial statements and audit results and discusses them with management and the independent auditors;

•	Reviews management’s handling of proposed audit adjustments;

•	Reviews and discusses findings and recommendations made by the independent auditors;

•	Reviews the performance of the independent auditors, recommends the appointment of independent auditors and confirms their independence;

•	Prepares any reports required from the Committee by the SEC;

•	Periodically reviews the Audit Committee charter;

•	Performs such other duties as are set forth in the Audit Committee charter.

For additional information, please refer to the “Audit Committee Report” contained in this Proxy Statement. As of the date of this Proxy Statement, the Audit Committee is comprised of Messrs. Campbell, Shure and Spungin.

The Compensation Committee

The Compensation Committee is responsible for establishing annual and long-term performance goals for the Executive Officers. This responsibility includes establishing the compensation package and evaluating the performance of the Chairman and Chief Executive Officer, and the Chief Financial Officer. In addition, the Compensation Committee:

•	Establishes overall compensation philosophies;

•	Administers and recommends the granting of options and awards under the various stock option plans;

•	Oversees and makes recommendations with respect to the salaries, bonuses and other compensation paid to our officers and key employees;

•	Evaluates management performance and development;

•	Administers employee incentive plans; and

•	Publishes an annual Compensation Committee Report for the stockholders.

For additional information, please refer to the “Compensation Committee Report” contained in this Proxy Statement. As of the date of this Proxy Statement, the Compensation Committee is comprised of Messrs. Spungin, Ragir and Rubenstein. The Company is currently conducting a search for additional non-employee directors to serve on the Compensation Committee.

The Nominating Committee

The Nominating Committee is responsible for recommending candidates for membership on the Board of Directors and consulting with the Chairman on committee assignments. Prior to each annual meeting of stockholders, the Nominating Committee will determine the slate of directors proposed for election at the annual meeting. Prior to the mailing of this Proxy Statement, the Nominating Committee nominated Messrs. Campbell, Rubenstein, Shure, Spungin and Tennant in accordance with the foregoing nominating procedure for election to the Board of Directors at the Meeting. The Nominating Committee will not consider nominees recommended by stockholders.

Compensation of Directors

All non-employee directors are paid an annual retainer of $10,000, plus $2,000 for each Board of Directors’ meeting attended in person, $1,000 for each meeting conducted telephonically and $500 for each committee meeting attended in person or by telephone. Each non-employee director may defer payment of the retainer and/or director’s fee, until termination of the director’s services or the attainment of a certain age. All directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of committees of the Board of Directors.

Non-employee directors may from time to time be granted options to purchase shares of common stock at the discretion of the Board of Directors. In 2002, no discretionary stock options were granted to any non-employee director. The Company’s current policy is for non-employee directors to receive a grant of an option to purchase 20,000 shares of common stock every three years commencing in May 2001. The terms of any future discretionary stock option grants will be determined at the time of grant in accordance with the applicable plan.

The Company’s Board of Directors unanimously recommends voting “FOR” the election of the nominees for director set forth above.

STATEMENT ON CORPORATE GOVERNANCE

The Company believes in good corporate governance practices and regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which, among other things, establishes, or provides the basis for, a number of new corporate governance standards and disclosure requirements. In addition, Nasdaq has recently proposed changes to its corporate governance requirements. The Company has taken a number of steps in response to these developments. The Company is currently conducting a search for additional non-employee directors to serve on its Board of Directors. Many of the requirements of the Sarbanes-Oxley Act and the proposed Nasdaq rules are subject to formal SEC rules that have not yet or only recently been adopted, and therefore do not yet apply to the Company as of the date of this Proxy Statement. In anticipation of these rule changes, the Company is working with its legal, accounting and other advisors so that it will be positioned to implement necessary or desirable changes. The Company will consider whether further changes to its corporate governance policies and procedures and board committees and committee charters are necessary or desirable once final rules have been adopted.

COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses the compensation awarded by the Company for services rendered during the Company’s last three completed fiscal years to the chief executive officer and the other executive officer during fiscal 2002 whose salary and bonus for the fiscal year exceeded $100,000. The term “named executive officers” is used to refer collectively to these individuals later in this proxy statement.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Award ($)(1)	Securities Underlying Options (#)	LTIP Payouts ($)(2)	All Other Compensation ($)
James R. Tennant	2002	$489,512	$708,243	$0	0	$140,486	$69,234	(3)
Chairman of the Board and Chief	2001	447,200	1,135,610	0	100,000	55,900	32,337	(3)
Executive Officer	2000	430,000	0	594,999	0	12,268	64,425	(3)

James E. Winslow	2002	$244,756	$410,105	$0	25,000	$52,721	$33,893	(4)
Executive Vice President, Chief	2001	223,600	399,932	0	25,000	19,387	16,964	(4)
Financial Officer and Secretary	2000	215,000	0	86,329	0	4,522	29,299	(4)

(1)	The shares represented by the restricted stock award are subject to a forfeiture restriction in the event that Messrs. Tennant or Winslow voluntarily leave the Company or are terminated for cause prior to the date the restriction lapses. The restriction on the shares will lapse in October 2003. The number of restricted shares held by Mr. Tennant at the end of 2002 was 373,333 and the value of such shares at the end of last year was $1,713,598. The number of restricted shares held by Mr. Winslow at the end of 2002 was 54,167 and the value of such shares at the end of last year was $248,627. There are no other outstanding shares of restricted stock of the Company. Holders of restricted stock have a right to vote the shares and receive dividends, if any.

(2)	The amounts appearing in this column are as of December 28, 2002, December 29, 2001 and December 30, 2000 and represent cash and/or the value of the shares of common stock paid out upon the conversion of share units pursuant to the Company’s Executive Incentive Plan (“EIP”). The 2002 payout values were calculated by multiplying the closing price of the Company’s common stock as of the last trading date of the Company’s fiscal year 2002 (December 27, 2002) of $4.59 per share by a certain number of share units. Mr. Tennant’s 2002 payout was based on 30,607 share units and Mr. Winslow’s 2002 payout was based on 11,486 share units. The 2001 payout values were calculated by multiplying the closing price of the Company’s common stock as of the last trading date of the Company’s fiscal year 2001 (December 28, 2001) of $2.95 per share by a certain number of share units. Mr. Tennant’s 2001 payout was based on 18,949 share units and Mr. Winslow’s 2001 payout was based on 6,572 share units. The 2000 payout values were calculated by multiplying the closing price of the Company’s common stock as of the last trading date of the Company’s fiscal year 2000 (December 29, 2000) of $1.75 per share by a certain number of share units. Mr. Tennant’s 2000 payout was based on 7,010 share units and Mr. Winslow’s 2000 payout was based on 2,584 share units.

(3)

Consists in 2002 of an employer contribution of $11,500 to the Company’s 401(k) plan, an employer contribution of $44,431 to the Deferred Compensation Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf. Consists in 2001 of an employer contribution of $10,350 to the Company’s 401(k) plan, an employer contribution of $8,684 to the Deferred Compensation Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf. Consists in 2000 of an employer contribution of $10,350 to the Company’s 401(k) plan, an employer contribution of $40,772 to the Deferred Compensation Plan and the Company’s payment of $13,303 in life and disability insurance premiums on Mr. Tennant’s behalf.

(4)	Consists in 2002 of an employer contribution of $11,500 to the Company’s 401(k) plan, an employer contribution of $17,523 to the Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf. Consists in 2001 of an employer contribution of $10,350 to the Company’s 401(k) plan, an employer contribution of $1,744 to the Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf. Consists in 2000 of an employer contribution of $10,350 to the Company’s 401(k) plan, an employer contribution of $14,079 to the Deferred Compensation Plan and the Company’s payment of $4,870 in life and disability insurance premiums on Mr. Winslow’s behalf.

Option Grants in Last Fiscal Year

The following table provides information relating to stock options awarded to the named executive officers during the fiscal year ending December 28, 2002. All stock options were granted under the Company’s 1999 Performance Incentive Plan and have an exercise price equal to the closing price of the common stock on the Nasdaq SmallCap Marketsm on the date of grant. The potential realizable value is calculated based on the term of the option at its time of grant, 10 years. The calculation assumes that the fair market value on the date of grant appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. The potential realizable value does not reflect any taxes associated with exercise which would be payable by the executive. Stock price appreciation of 0%, 5% and 10% is assumed in accordance with SEC rules. There can be no assurance that the actual Company common stock price will appreciate over the 10-year option term at the assumed levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the continued employment of the named executive officer.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted in 2002 (%)	Exercise Price ($/Share)	Expiration Date	0%	5%	10%
James R. Tennant	—		—	—	—	—	—	—
James E. Winslow(1)	25,000	(1)	20%	$2.65	02/19/12	$0	$41,664	$105,585

(1)	The options become exercisable in annual cumulative installments of 25%, commencing one year from the date of grant, with full vesting occurring on the fourth anniversary date of the date of grant. Vesting may be accelerated as of result of certain changes in control of the Company.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information about options held as of December 28, 2002 and option exercises during the fiscal year ending December 28, 2002 by the named executive officers. The value of unexercised in-the-money options at fiscal year end is calculated using the difference between the option exercise price and the fair market value at December 28, 2002 (based on the $4.59 per share closing price of the common stock on the Nasdaq SmallCap Marketsm on December 27, 2002), multiplied by the number of shares underlying the option.

An option is in-the-money if the fair market value of the common stock subject to the option is greater than the exercise price.

			Number of Securities Underlying Unexercised Options at Fiscal year End (#)		Value of Unexercised in-the-Money Options at Fiscal Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Tennant	0	$0	200,100	100,000	$0	$283,000
James E. Winslow	0	0	31,350	43,750	17,722	101,563

Long-Term Incentive Plans — Awards in Last Fiscal Year

The following table presents the value as of December 28, 2002 of the share units earned by the named executive officers in fiscal 2002 under the Company’s Executive Incentive Plan (“EIP”). The number of share units awarded for 2002 were determined by dividing the total dollar amount of the deferred award by the average trading price of the Company’s common stock for the final twenty trading days of the fiscal year (as defined in the EIP). Recipients of share units earned in fiscal 2002 will be entitled to receive cash and/or shares of common stock, as determined by the Compensation Committee, paid out in three annual installments as soon as practicable following the closing of each of fiscal 2003, 2004 and 2005. Such awards may be settled by converting 100% of the share units to cash or converting 67% of the share units to common stock and converting 33% of the share units to cash prior to payout each year.

The value of the 2002 share units as of December 28, 2002 in the table below was determined by multiplying the number of share units awarded under the EIP for 2002 by the last reported sale price of the Company’s common stock as reported on the Nasdaq SmallCap Marketsm on the last trading day of the Company’s fiscal year ($4.59 per share as of December 27, 2002).

Name	Number of Share Units	Value of Deferred Award as of 12/28/02	Period of Payout
James R. Tennant	53,923	$247,510	2003/2004/2005
James E. Winslow	21,315	97,835	2003/2004/2005

Employment and Other Agreements with Named Executive Officers

James R. Tennant.  Mr. Tennant is employed as Chairman of the Board and Chief Executive Officer of the Company pursuant to an employment agreement dated as of May 19, 1999. Such employment agreement expires on December 31, 2003, with automatic one year extensions unless canceled by either party. The employment agreement provides for a minimum annual base salary of $400,000. Mr. Tennant is also entitled to receive a discretionary bonus based on the Company’s financial performance (in the form of cash and/or stock options at the discretion of the Board of Directors), as well as to receive incentive bonuses subject to the terms of the EIP and the Company’s Management Incentive Plan. Mr. Tennant’s employment agreement also provides for the granting of certain options to purchase common stock. If the Company terminates Mr. Tennant’s employment without cause or does not renew Mr. Tennant’s employment agreement for any renewal year after December 31, 2003, Mr. Tennant will be entitled to receive a severance payment in an amount equal to three times the average salary and bonus earned during the two years immediately prior to the termination.

If Mr. Tennant’s employment is terminated for any reason within 180 days after a change in control of the Company, Mr. Tennant is entitled to receive (i) a payment on the date of such termination in consideration for consulting services for the following twenty-four months, in an amount equal to the difference between (A) five million and (B) the per share value of the Company’s common stock at the closing of the event which is the culmination of the transaction(s) resulting in the change of control minus the exercise price per share of each stock option granted to Mr. Tennant prior to the change in control multiplied by the number of shares of common stock underlying each option granted and (ii) a one time payment equal to the product of (A) three times (B) the sum of the amount of salary and bonus earned during each of the two years immediately prior to the termination divided by two.

Mr. Tennant’s employment agreement also contains a provision to reimburse him for any excise tax that may be due under section 4999 of the Internal Revenue Code of 1986, as amended, as well as any additional income or other tax which may become due because of this additional payment. He also agrees not to compete against the Company or solicit its customers or employees for a period of three years after his voluntary termination or termination by the Company without cause.

James E. Winslow.  In October 1994, the Company entered into an agreement with Mr. Winslow, the Company’s Executive Vice President, Chief Financial Officer and Secretary. This agreement, as amended in May 2000, provides that if Mr. Winslow’s employment is terminated by the Company for any reason (other than for cause, death or disability) or except in connection with a change in control, in which event the terms of the Retention and Non-Competition Agreement described below will govern, he is entitled to a severance payment equal to two times his average yearly salary and bonus compensation paid to him over the past two fiscal years.

On January 28, 2000, the Company entered into a Retention and Non-Competition Agreement with Mr. Winslow. The agreement provides that if Mr. Winslow remains with the Company for 180 days following a change in control of the Company, or is terminated without cause, dies or is reassigned to an area outside the metropolitan area where he is currently employed before the end of such period, Mr. Winslow will receive a payment equal to two times his average yearly salary and bonus compensation paid to him over the past two fiscal years. Additionally, Mr. Winslow agrees that he will not compete against the Company or solicit its customers or employees for a period of one year after the termination of his employment with the Company, and the Company agrees to pay Mr. Winslow an additional $100,000 in twelve monthly installments upon a change in control in consideration for such agreements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) determines and administers the compensation of the Company’s executive officers. The Committee is comprised entirely of non-employee directors.

Compensation Philosophy

At the direction of the Board of Directors and pursuant to the charter of the Committee, the Committee endeavors to ensure that the compensation programs for executive officers of the Company are effective in attracting, retaining and motivating key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term interests of the Company. Committee actions related to the compensation of the chief executive officer and other executive officers of the Company are submitted to the full Board of Directors for ratification.

The Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of the Company’s executive officers. At the executive officer level, the Committee has a policy that a significant portion of the total compensation should consist of variable, performance-based components, such as stock awards and bonuses, which can increase or decrease to reflect changes in corporate and individual performances. These incentive compensation programs are intended to reinforce management’s commitment to enhancement of profitability and stockholder value.

The Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. While the Committee considers such Company performance measures as net income, earnings per share and return on capital employed, the Committee does not apply any specific quantitative formula in making compensation decisions. However, the Management Incentive Plan and the Executive Incentive Plan are based on specific Company performance measures related to the attainment of certain budgeted goals and return on capital employed, respectively. The Committee also appreciates the importance of achievements that may be difficult to quantify and, accordingly, recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to the industry. From time to time, the Committee also receives assessments and advice regarding the Company’s compensation practices from independent compensation consultants.

Base Salary

Base salaries for the chief executive officer and other executive officers are established at competitive market levels for their respective positions, levels of responsibility and their knowledge and experience. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual executive officer’s performance. The Committee focuses primarily on total annual compensation, including incentive awards, rather than base salary alone, as the appropriate measure of executive officer performance and contribution. Executive officers may defer a portion of their salary until termination of their employment with the Company or the attainment of a certain age.

Performance Based Compensation

Management Incentive Plan.  The Management Incentive Plan, (“MIP”) applies to executive officers and key employees of the Company. Participants are eligible to earn an annual incentive award based on the attainment of pre-approved Company and subsidiary goals. Participants are assigned a target incentive award stated as a percent of their salary, based on a participant’s duties and responsibilities. The target incentive award is calculated at the end of the fiscal year based upon the attainment of predetermined financial and economic goals. The goals consist of (1) earnings performance goals expressed as earnings before interest, taxes, depreciation and amortization (“EBITDA”), and (2) for key employees a discretionary performance goal with respect to specific performance objectives established at the beginning of the year. For achievement above or below the performance goals, the amount of the total award will increase or decrease above or below the target incentive award opportunity.

The 2002 performance goal set by the Committee for executive officers was the attainment of a minimum level of EBITDA. After year end, the Committee then reviewed the performance of the Company and each of the participating executives prior to payment of the incentive awards. The amount of the 2002 incentive awards paid to named executive officers under the MIP is included in the “Bonus” column of the Summary Compensation Table.

Executive Incentive Plan.  The Executive Incentive Plan (“EIP”) applies to the Company’s senior management. The purpose of the EIP is to make available to the participants a portion of their total compensation in the form of an incentive opportunity for attaining a return on capital employed goal determined by the Committee at the beginning of the plan year.

While the EIP provides annual incentive opportunity, it also provides longer-term incentives to enhance stockholder value. One-half of the total award is paid to participants in cash following the end of the plan year, while the remainder is deferred as phantom stock units whose value is tied to the performance of the Company’s stock. The value of deferred phantom stock units is generally paid out over three years in the form of cash or cash and Company common stock.

After year end, the Committee reviewed the performance of the Company prior to determining the final incentive awards for 2002. The cash portion of the 2002 incentive awards paid to named executive officers under the EIP is included in the “Bonus” column of the Summary Compensation Table. Information regarding payouts to named executive officers in 2002 with respect to phantom stock units accrued under the EIP is included in the LTIP Payouts column of the Summary Compensation Table. Payouts in 2002 of deferred amounts under the EIP were made in cash.

Stock Options

The Company’s long-term equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. Grants under the Company’s stock option plans are designed to further reinforce the link between executive performance and stockholder return, to provide additional incentives to executives that are tied to growth of stock price over time and to encourage continued employment with the Company. In recommending grants under the various stock option plans, the Committee considers various quantitative and qualitative factors. The Company periodically grants new awards to provide continuing incentives for future performance. The number of options previously awarded to and held by executive officers and key employees is reviewed but is only one factor in determining the size of current option grants. Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company’s strategic efforts. In February 2002, nonqualified stock options to purchase 125,000 shares of the Company’s common stock were granted. The chief financial officer, other executives and key employees participated in the grant. For more information regarding these options, see the Options Grants in Last Fiscal Year table above.

Chief Executive Officer Compensation

Compensation of the Chief Executive Officer for the 2002 fiscal year was determined pursuant to the terms of Mr. Tennant’s employment agreement. Mr. Tennant also participates in the Executive Incentive Plan as well as the Management Incentive Plan. Mr. Tennant was not granted any additional stock options in 2002.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met. To the extent consistent with the Company’s compensation policies, the Company’s ability to attract and retain independent directors, and the Committee’s assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs.

Compensation Committee

Joel D. Spungin, Chairman

Marshall Ragir

Jeffrey C. Rubenstein

AUDIT COMMITTEE REPORT

The Audit Committee acts under a written charter adopted by the Board of Directors. The purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the adequacy of the Company’s system of internal controls

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications of and independence of the Company’s independent auditors; and

•	the performance of the Company’s independent auditors.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors the preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, approving significant non-audit services and the independence of the independent auditors; and

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Companies policies relating to legal and regulatory compliance, ethics and conflicts of interests.

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and performing an independent audit of the Company’s financial statement in accordance with auditing standards generally accepted in the United States. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In May 2002, the Board of Directors, upon the recommendation of the Audit Committee, terminated the engagement of Arthur Andersen LLP as its independent auditor. The Arthur Andersen LLP report on the Company’s financial statements for each of the fiscal years ended December 30, 2000 and December 29, 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years 2000 and 2001 and the interim period between December 29, 2001 and the termination in May 2002, there were no disagreements between the Company and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreements in connection with their report. The Company engaged KPMG LLP in May 2002 as its new independent auditor effective upon the termination of Arthur Andersen LLP.

As part of the oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. During 2002, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee, including the Company’s financial statements as of and for the fiscal year ended December 28, 2002. The Committee’s review of the Company’s audited financial statements with management included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed and discussed with KPMG LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgements and the clarity of disclosures in the financial statements. The Committee also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and disclosures made to the Committee pursuant to Independence Standards Board Standard No.  1 (Independence Discussions with Audit Committees).

The Committee met three times during 2002. The Committee’s meetings include, when appropriate, executive sessions with the Company’s independent auditors without the presence of the Company’s management. Each director who currently serves on the Audit Committee meets both the current and proposed independence requirements of the Nasdaq Stock Market. In August 2002, Jeffrey C. Rubenstein resigned from the Audit Committee due to changes mandated by the Sarbanes-Oxley legislation. In April 2003, Joel D. Spungin was appointed to serve on the Audit Committee.

Based upon the review and discussions referred to above, and subject to limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 for filing with the Securities and Exchange Commission.

This report is submitted on behalf of the members of the Audit Committee:

Charles R. Campbell, Chairman

Daniel B. Shure

COMPANY STOCK PERFORMANCE

The following graph compares the cumulative total return on the Company’s common stock with the cumulative total return on the Nasdaq SmallCap Marketsm and a Peer Group (selected industry index code 3089—Plastics Products N.E.C.). The graph is for a period of five years and assumes $100 was invested on December 30, 1997. Cumulative total return assumes that dividends, if any, were reinvested. The cumulative total return set forth in the graph is not necessarily indicative of future returns.

ASSUMES $100 INVESTED ON DECEMBER 30, 1997

	12/97	12/98	12/99	12/00	12/01	12/02
Home Products	$100.00	$84.57	$88.30	$14.89	$27.57	$38.30
Nasdaq SmallCap Market	100.00	140.99	261.48	157.77	125.16	86.53
Peer Group	100.00	91.00	121.29	99.62	98.09	89.25

We caution you not to draw any conclusions from the data in this performance graph, as past results do not necessarily indicate future performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Jeffrey C. Rubenstein, a member of the Compensation Committee, is the executor and trustee of certain estates and trusts (the “Trusts”) which lease a facility to the Company. In addition, Mr. Rubenstein is a senior principal with the law firm Much Shelist Freed Denenberg Ament & Rubenstein, P.C., which serves as the Company’s primary outside general counsel. Mr. Rubenstein has been a director since September 1986, and, until August 13, 2002, was also a member of the Audit Committee of the Board of Directors. In addition, Mr. Rubenstein, as co-trustee of the Ragir Trusts (see footnote 6 to the table under “Security Ownership of Principal Stockholders and Management” contained in this Proxy Statement), exercises either sole or shared voting and investment power with respect to 127,857 shares of common stock, or 1.6% of the outstanding shares of common stock as of April 9, 2003 and Mr. Rubenstein beneficially owned an additional 86,234 shares as of that date.

The Trusts own the Company’s Chicago headquarters, manufacturing and distribution facility located at 4501 West 47th Street, Chicago, IL 60632. The Company leases the facility from the Trusts under a lease that expires in July 2020. The Company has options to extend the lease as well as an option to purchase. The lease was last amended in October 1998. Lease payments made to the Trusts were approximately $909,000 in 2002, $848,000 in 2001 and $802,000 in 2000. The Board of Directors has approved the lease and its amendments.

Marshall Ragir, a member of the Compensation Committee, is a beneficiary of the Trusts. Through the Trusts, Mr. Ragir receives one-third of the Company’s lease payments. Mr. Ragir has been a director since July 1995 In addition, Mr. Ragir, as co-trustee of two of the Ragir Trusts (see footnote 6 to table under “Security Ownership of Principal Stockholders and Management” contained in this Proxy Statement), exercises either sole or shared voting and investment power with respect to 82,183 shares of common stock, or 1.0% of the outstanding shares of common stock as of April 9, 2003. Mr. Ragir also serves as a director of the Ragir Foundation and in that capacity exercises shared voting and investment power with respect to 162,000 shares of common stock, or 2.1% of the outstanding shares of common stock as of April 9, 2003 and Mr. Ragir beneficially owned an additional 141,747 shares as of that date.

Mr. Rubenstein is responsible for overseeing all legal work performed by Much Shelist Freed Denenberg Ament & Rubenstein, P.C. on the Company’s behalf. Payments made to the law firm were $331,309 in 2002, $454,531 in 2001 and $539,903 in 2000.

All transactions with Much Shelist Freed Denenberg Ament & Rubenstein, P.C. and the Trusts are consummated at “arms length” and the Company believes the transactions described above are no less favorable to the Company than could be obtained with unaffiliated third parties.

RELATED PARTY TRANSACTIONS

Except as described above under “Compensation Committee Interlocks and Insider Participation”, there are no other relationships or related party transactions of a nature required to be disclosed under applicable SEC rules.

The Company’s policy is that all transactions between the Company and its executive officers, directors and principal stockholders occurring outside the ordinary course of business be on terms no less favorable than could be obtained from unaffiliated third parties or be subject to the approval of the Company’s disinterested directors.

INDEPENDENT ACCOUNTANTS

On May 13, 2002, the Company terminated the engagement of Arthur Andersen LLP as its independent accountant. The decision to terminate the engagement of Arthur Andersen LLP was recommended by the Company’s Audit Committee and approved by its Board of Directors. See the “Audit Committee Report” contained in this Proxy Statement for additional information regarding the termination of Arthur Andersen LLP. On May 24, 2002, upon the recommendation of its Audit Committee, the Board of Directors of the Company named KPMG LLP as the Company’s independent accountant to audit the Company’s financial statements.

KPMG LLP acted as independent accountant to audit the Company’s consolidated financial statements for the fiscal year ending December 28, 2002. Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected KPMG LLP to serve as our independent accountant for fiscal year 2003. A representative of KPMG LLP is expected to be present at the Meeting to answer appropriate questions and, if they so desire, to make a statement.

Other Auditor Related Matters

During 2002, the Company retained its independent auditor, KPMG LLP, to provide services in the following categories and amounts:

Audit Fees	$164,000
Financial Information System Designs and Implementation Fees	$—
All Other Fees:
Other audit-related fees (1)	$63,300
Non-audit related fees (2)	$42,425

(1)	Other audit related fees are comprised of benefit plan audit and accounting consultation fees.

(2)	Non-audit related fees include tax and other tax consultation fees.

The Audit Committee has considered whether the provision of non-audit services by the Company’s independent auditor, KPMG LLP, is compatible with maintaining auditor independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of the Company’s common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on review of the copies of such reports furnished to the Company, the Company believes that during the 2002 fiscal year, all required Section 16(a) filings were made on a timely basis by the directors, executive officers and greater than 10% beneficial owners of the Company.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders has accompanied this Proxy Statement. The Company’s Annual Report on Form 10-K for the fifty-two weeks ended December 28, 2002, as filed with the SEC and including any amendments thereto, is available without charge to any stockholder upon written request to Mark J. Suchinski, Corporate Controller, Home Products International, Inc., 4501 West 47th Street, Chicago, Illinois 60632. Copies of exhibits filed with the Form 10-K will be furnished, if requested, upon payment of the Company’s reasonable expenses in furnishing those materials.

STOCKHOLDER PROPOSALS

Stockholder proposals submitted for evaluation as to possible inclusion in the Proxy Statement and form of proxy for the Company’s next annual meeting of stockholders must be received by the Company not later than 5:00 p.m. central standard time on December 23, 2003, which is 120 calendar days prior to the anniversary of the mailing date of this year’s proxy materials, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting. Such proposals should be sent to the Corporate Secretary at the Company’s principal executive offices at 4501 West 47th Street, Chicago, Illinois 60632.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend at the Company’s 2004 annual meeting of stockholders if a stockholder raises a proposal which is not to be included in the Company’s proxy materials for such meeting and the Company does not receive proper notice of such proposal at its principal executive offices by March 7, 2004, which is the date 45 days prior to the anniversary of the mailing date of this year’s proxy materials. If the date of the 2004 annual meeting of stockholders is changed by more than 30 days from the date of the 2003 annual meeting of stockholders, notice of any such stockholder proposals must be received by the Company a reasonable time before the Company solicits proxies for the 2004 annual meeting of stockholders. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under law, an appropriate subject for stockholder action in order to be brought before the meeting.

With respect to the 2003 Meeting, the Company did not receive proper notice of any stockholder proposals within the period specified by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934. Accordingly, proxies appointed by management intend to use their discretionary authority to vote the shares they represent as the Board of Directors may recommend if a stockholder raises any proposal which is not included in these proxy materials for consideration at the Meeting.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Meeting. If any of the Board’s nominees is unavailable for election as a director or any other matter should properly come before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

For the Board of Directors,

James R. Tennant

Chairman of the Board

Chicago, Illinois

April 21, 2003

Front Side of Proxy

PROXY

HOME PRODUCTS INTERNATIONAL, INC.

4501 West 47th Street

Chicago, Illinois 60632

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints James R. Tennant and James E. Winslow as Proxies (jointly and severally), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Home Products International, Inc. held of record by the undersigned on April 9, 2003 at the Annual Meeting of Stockholders to be held on May 28, 2003 or any adjournment thereof.

In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the related Proxy Statement.

(continued on reverse side)

Backside of Proxy

I plan to

Attend meeting

☐

The Board of Directors recommends a vote FOR the Election of Directors.

1.	Election of Directors.

FOR	all nominees listed below WITHHOLD AUTHORITY
(except	as marked to the contrary below) ☐ to vote for all nominees listed below ☐

(Instructions:	To withhold authority to vote for any individual nominee, strike a line through a nominee’s name in the list below.)
Charles	R. Campbell, Jeffrey C. Rubenstein, Daniel B. Shure, Joel D. Spungin, James R. Tennant.

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:                                                                                   , 2003

Signature

Signature (if held jointly)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Vote by Internet or Telephone or Mail

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• Enter the Control Number located in the box below.	• Enter the Control Number located in the box below.
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